UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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NEVADA GOLD & CASINOS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0142032
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Briar Hollow
Suite 500W
Houston, Texas 77027
(713) 621-2245
(Address including zip code, and telephone number, including area code, of principal executive offices)
___________
2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed maximum	Proposed maximum
Title of securities	be	offering price per	aggregate offering	Amount of
to be registered	Registered(1)	Share(2)	Price(2)	registration fee
Common Stock, par value $0.12, to be issued pursuant to the Nevada Gold & Casinos, Inc.’s 2009 Equity Incentive Plan	1,750,000	$0.76	$1,330,000	$74.21

(1)
This Registration Statement covers shares of common stock of Nevada Gold & Casinos, Inc. that may be offered or sold pursuant to the 2009 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 461(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable under the Plan pursuant to stock split, reverse stock split, dividend or other similar transaction.

(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, on the basis of the average of the high ($0.80) and low ($0.72) prices of the Common Stock on April 9, 2009 as reported on the NYSE Alternext Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

               The document(s) containing the information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the 2009 Equity Incentive Plan of Nevada Gold & Casinos, Inc., as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents and the documents incorporated herein by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Nevada Gold & Casinos, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

1.
The Company’s latest annual report filed pursuant to Section 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)on Form 10-K for the fiscal year ended April 27, 2008 filed July 28, 2008;

2.	The Company’s reports filed pursuant to Section 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended on April 27, 2008;

3.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicate that all shares of common stock offered have been sold or that deregister all of the shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the date of filing of the documents; and

4.
The description of the Company common stock that is contained in a registration statement or amendment to any registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

Item 4. Description of Securities.

             Not Applicable.

Item 5. Interests of Named Experts and Counsel.

             Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to Article VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer.  The indemnification of directors and officers by the Company, pursuant to Article VIII of the Bylaws, shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to the amendment).  Article VIII of the Bylaws further provides the indemnification of directors and officers shall be against all loss, liability and expense (including attorneys fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals.  Section 78.7502 of the Nevada General Corporation Law includes indemnification provisions similar to Article VIII of the Bylaws and allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5.1	Opinion of Ernest E. East, Esq. re legality
10.1	2009 Equity Incentive Plan
23.1(1)	Consent of Ernest E. East, Esq. (included in Exhibit 5.1 filed herewith)
23.1(2)	Consent of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm
24	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 14th day of April, 2009.

NEVADA GOLD & CASINOS, INC.
/s/ Robert B. Sturges By: Robert B. Sturges
Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned hereby appoints each of Robert B. Sturges and James J. Kohn as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in such capacity and on this 14th day of April, 2009.

Date	Signature	Title

April 14, 2009	/s/ Robert B. Sturges Robert B. Sturges	Chief Executive Officer and Director (Principal Executive Officer)

April 14, 2009	/s/ James J. Kohn James J. Kohn	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Accounting Officer)

April 14, 2009	/s/ Joseph A. Juliano Joseph A. Juliano	Director, Chairman

April 14, 2009	/s/ Francis M. Ricci Francis M. Ricci	Director

April 14, 2009	/s/ Wayne H. White	Director
Wayne H. White

April 14, 2009	/s/ William G. Jayroe	Director
William G. Jayroe

April 14, 2009	/s/ William J. Sherlock	Director
William J. Sherlock

April 14, 2009	/s/ Frank Catania	Director
Frank Catania

Index to Exhibits

Exhibit No.	Exhibit Description

5.1	Opinion of Ernest E. East, Esq. re legality
10.1	Nevada Gold & Casinos, Inc.’s 2009 Equity Incentive Plan
23.1(1)	Consent of Ernest E. East, Esq. (included in Exhibit 5.1 filed herewith)
23.1(2)	Consent of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm
24	Powers of Attorney (included on signature page)